Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Nuvectis Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit(4)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.00001 per share	457	(c)	3,964,859	(1)	$8.5125	$33,750,862.20	$0.0000927	$3,128.70
		Total Offering Amounts						$33,750,862.20		$3,128.70
		Total Fee Offsets						--		--
		Net Fee Due						$33,750,862.20		$3,128.70

(1)	Consists of 1,015,598 shares of Common Stock registered for sale by certain of the selling stockholders named in this registration statement, 1,924,869 shares of Common Stock issuable upon the exercise of Preferred Investment Options for $9.65 per share registered for sale by certain of the selling stockholders named in this registration statement, 115,481 shares of Common Stock issuable upon the exercise of Preferred Investment Options for $10.3125 per share registered for sale by certain representatives of H.C. Wainwright & Co., who served as placement agent for the Company’s private placement, and 909,091 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants for $0.001 per share registered for sale by certain of the selling stockholders named in this registration statement.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A